Exhibit 99.1

Kodak Posts Third-Quarter Profit of $12 Million

ROCHESTER, N.Y.--(BUSINESS WIRE)--November 9, 2016--Eastman Kodak Company (NYSE:KODK) today reported financial results for the third quarter, ended September 30, 2016, delivering continued profitability on a GAAP basis driven by improved operations.

Highlights include:

  GAAP net earnings were $12 million for the quarter ended September 30, 2016, compared with a net loss of $21 million for the same period a year ago. Income from continuing operations was $22 million for the quarter, a $28 million improvement over the prior year.
  The company ended the quarter with a cash balance of $489 million, a decline of $24 million for the quarter. Adjusted for cash of $18 million used to prepay debt, the cash balance declined by $6 million in the quarter. In the same period a year ago, the cash balance declined by $55 million.
  Revenues for the third quarter were $380 million, compared with revenues of $425 million in the same period last year, a decline of $45 million, or 11%.
  Operating expenses (SG&A and R&D expenses) on a GAAP basis were $54 million for the third quarter, a 14% reduction compared to the prior-year third quarter.
  Operational EBITDA for the third quarter of 2016 was $35 million, down $12 million compared to the third quarter of 2015. Operational EBITDA declined $9 million for the quarter on a constant currency basis.
  The company reiterated 2016 revenues guidance of $1.5 billion to $1.7 billion and Operational EBITDA guidance of $135 million to $150 million.
  The company remains committed to completing the sale of the KODAK PROSPER business, which is presented within discontinued operations. Kodak continues to make significant investments in the business, which grew its year-over-year annuity revenue by 41% in the third quarter.

“Kodak posted a second consecutive profitable quarter and we’re on track to meet our full-year guidance,” said Jeff Clarke, Kodak Chief Executive Officer. “We have an increasing proportion of our revenues coming from growth and other strategic businesses which reflects our improved quality of earnings.”

Net earnings improved by $33 million year over year to $12 million for the quarter ended September 30, 2016. This was due to improved operations, including $11 million from lower depreciation and amortization expense, as well as $11 million from increased pension income. Excluding the expected decline in Operational EBITDA before corporate costs from the consumer inkjet business, Operational EBITDA for the quarter decreased by $3 million, or 8%, year over year on a constant currency basis, driven by the divisional performance discussed below.

Revenues in the third quarter of 2016 were $380 million, an 11% decline from the third quarter of 2015. The decrease was primarily driven by declines in the Print Systems Division, the Kodak Technology Solutions business within the Software and Solutions Division and the expected continuing decline in legacy consumer inkjet printer cartridge sales.

The company’s cash balance was $489 million at the end of the quarter. For the nine-month period ended September 30, 2016, the company reduced cash usage by 70%, from $191 million in 2015 to $57 million this year, which included $20 million in debt payments.

“I’m especially pleased with the improvement of our cash flow performance this year and the progress we’ve made toward our full-year goal of cash generation,” said David Bullwinkle, Kodak Chief Financial Officer. “Generating cash and strengthening our financial position will enable us to invest in future growth opportunities.”

Print Systems Division (PSD) Kodak’s largest division, had third quarter revenues of $250 million, a 10% decline compared to the third quarter of 2015, primarily due to competitive pricing pressures and unit sales declines in Prepress. Operational EBITDA for the quarter was $27 million, down $2 million, or 7%, from the same period a year ago.

KODAK SONORA Plate volume increased by 9% for the third quarter. Excluding the Latin America region, which was impacted by trade and economic factors, SONORA Plate volume was up 16% year over year. In addition to SONORA growth, the company saw continued success with two new products, KODAK LIBRA Plates and KODAK ELECTRA MAX Plates, which expand the application set for Kodak plates.

Enterprise Inkjet Systems Division (EISD) (which now comprises the KODAK VERSAMARK business due to the classification of the PROSPER business as a discontinued operation) had third quarter revenues of $18 million, flat with the same period in 2015. Operational EBITDA was $4 million, an increase of $2 million compared to the prior year.

For the quarter, PROSPER business EBITDA declined by $6 million, primarily due to costs related to underperforming presses and losses related to the placement of four PROSPER presses in the quarter. Annuity revenues, which are the key measure of success in this business, improved year over year by 41%. The sale process for the PROSPER business continues, and Kodak expects to make an announcement by the end of 2016.

Micro 3D Printing and Packaging Division (MPPD) had solid results for the quarter, driven by continued strong performance of the KODAK FLEXCEL NX Packaging business. Revenues for the third quarter increased to $34 million from $32 million in the same period a year ago, or a 6% improvement. Operational EBITDA declined by $2 million, primarily driven by the prior-year gain from the termination of the relationship with UniPixel and unfavorable foreign exchange rates. On a constant currency basis, Operational EBITDA was flat year over year.

Revenues for the FLEXCEL NX Packaging business increased by 17% and the company placed ten Computer-to-Plate units in the quarter. FLEXCEL NX Plate volume grew by 13% year over year, reflecting consistent growth in all regions.

In Micro 3D printing, Kodak continues to focus on advancing its copper metal mesh technology, which will broaden the company’s addressable markets into tablet and notebook computers. In the third quarter, the company recognized revenue from an Asian OEM customer.

Software and Solutions Division (SSD) revenues for the third quarter were $20 million, down from $30 million in the same period last year. Operational EBITDA was $1 million, a $1 million decline from the prior-year period, due to the variable timing of government service contracts in Latin America.

Consumer and Film Division (CFD) revenues for the third quarter were $54 million, down from $64 million in the same period last year. Operational EBITDA was $1 million, down from $12 million in Q3 2015. Performance for the division was driven primarily by an expected $9 million decline in revenues from sales of consumer inkjet printer cartridges.

Intellectual Property Solutions Division (IPSD) had Operational EBITDA of negative $3 million for the third quarter of 2016, an improvement of $1 million compared with negative $4 million for the year-ago period. The division continues to develop relationships with Silicon Valley-based Carbon and eApeiron which will contribute to future profitability. Significant progress was made this quarter with development of light blocking materials for applications such as curtains.

Eastman Business Park Division (EBPD) had revenues of $4 million, an increase of $1 million over the third quarter of 2015. Operational EBITDA was $1 million, a $1 million improvement from the prior year. A project by RED-Rochester, LLC to convert existing EBP facilities from coal to natural gas, which began in the third quarter, will improve the economics for Kodak and tenants of the Park who purchase utilities.

Revenue and Operational EBITDA Q3 2016 vs. Q3 2015

($ millions)

Q3 2016 Actuals	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total
Revenue	$250	$18	$34	$20	$54	$-	$4	$380
Net Income (Loss) Attributable to Eastman Kodak Company								16
Operational EBITDA *	27	4	4	1	1	(3)	1	35
Corporate SG&A	12	1	2	2	2	-	-	19
Operational EBITDA Before Corporate Costs *	39	5	6	3	3	(3)	1	54

Q3 2015 Actuals	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total
Revenue	$278	$18	$32	$30	$64	$-	$3	$425
Net Income (Loss) Attributable to Eastman Kodak Company								(22)
Operational EBITDA *	29	2	6	2	12	(4)	-	47
Corporate SG&A	12	1	1	2	2	-	1	19
Operational EBITDA Before Corporate Costs *	41	3	7	4	14	(4)	1	66

Q3 2016 Actuals vs. Q3 2015 Actuals B/(W)	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total
Revenue	$(28)	$-	$2	$(10)	$(10)	$-	$1	$(45)
Net Income (Loss) Attributable to Eastman Kodak Company								38
Operational EBITDA *	(2)	2	(2)	(1)	(11)	1	1	(12)
Corporate SG&A	-	-	(1)	-	-	-	1	-
Operational EBITDA Before Corporate Costs *	(2)	2	(1)	(1)	(11)	1	-	(12)

Q3 2016 Actuals on constant currency vs. Q3 2015 Actuals B/(W) **	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total
Revenue	$(31)	$-	$3	$(10)	$(9)	$-	$1	$(46)
Operational EBITDA *	(2)	2	-	(1)	(10)	1	1	(9)

* Total Operational EBITDA, Operational EBITDA before Corporate Costs by segment and Total Operational EBITDA before Corporate Costs are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in Appendix A of this press release.

** The impact of foreign exchange represents the 2016 foreign exchange impact using average foreign exchange rates for the three months ended September 30, 2015, rather than the actual exchange rates in effect for the three months ended September 30, 2016.

About Kodak

Kodak is a technology company focused on imaging. We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, electronic displays, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at Kodak.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning Kodak’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, investments, financing needs and business trends and other information that is not historical information. When used in this press release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” “strategy,” “continues,” “goals,” “targets” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and similar expressions, as well as statements that do not relate strictly to historical or current facts, are intended to identify forward-looking statements. All forward-looking statements, including management’s examination of historical operating trends and data, are based upon Kodak’s expectations and various assumptions. Future events or results may differ from those anticipated or expressed in the forward-looking statements. Important factors that could cause actual events or results to differ materially from the forward-looking statements include, among others, the risks and uncertainties described in more detail in Kodak’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended, under the headings “Risk Factors” and “Legal Proceedings,” in Exhibits 99.1 and 99.3 to Kodak’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 9, 2016, under the headings “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources,” in the corresponding sections of Kodak’s quarterly reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, and in other filings Kodak makes with the SEC from time to time, as well as the following: Kodak’s ability to comply with the covenants in its credit agreements; Kodak’s ability to improve and sustain its operating structure, cash flow, profitability and other financial results; the ability of Kodak to achieve cash forecasts, financial projections, and projected growth; Kodak’s ability to achieve the financial and operational results contained in its business plans; Kodak’s ability to fund continued investments, capital needs and restructuring payments and service its debt; Kodak’s ability to discontinue, sell or spin-off certain businesses or operations, including the PROSPER business, or otherwise monetize assets; changes in foreign currency exchange rates, commodity prices and interest rates; Kodak’s ability to effectively anticipate technology trends and develop and market new products, solutions and technologies, including its micro 3D printing of touch sensors; Kodak’s ability to effectively compete with large, well-financed industry participants; continued sufficient availability of borrowings and letters of credit under Kodak’s revolving credit facility, Kodak’s ability to obtain additional financing if and as needed and Kodak’s ability to provide or facilitate financing for its customers, including as a result of any failure of the conditions to closing for Kodak’s sale of preferred stock to investment funds managed by Southeastern Asset Management, Inc. to be satisfied or such transaction not being consummated even if such conditions are satisfied; Kodak’s ability to attract and retain key executives, managers and employees; the performance by third parties of their obligations to supply products, components or services to Kodak; and the impact of the global economic environment on Kodak. There may be other factors that may cause Kodak’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to Kodak or persons acting on its behalf apply only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included or referenced in this press release. Kodak undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

APPENDICES

A. NON-GAAP MEASURES

In this third quarter financial results news release, reference is made to the following non-GAAP financial measures:

  Operational EBITDA;
  Revenues and Operational EBITDA on a constant currency basis;
  Decline in Operational EBITDA on a constant currency basis excluding Consumer Inkjet business Operational EBITDA before Corporate Costs;
  Decline in PROSPER EBITDA; and
  Operational EBITDA before Corporate Cost.

Kodak believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of Kodak, its financial condition, results of operations and cash flow.

Kodak’s segment measure of profit and loss is an adjusted earnings before interest, taxes, depreciation and amortization (“Operational EBITDA”). The change in revenues and Operational EBITDA on a constant currency basis, as presented in this financial results news release, is calculated by using average foreign exchange rates for the three months ended September 30, 2015, rather than the actual exchange rates in effect for the three months ended September 30, 2016.

This press release also contains a forward-looking estimate of full-year 2016 Operational EBITDA. Kodak is unable to provide a reconciliation of full-year 2016 Operational EBITDA to a forward-looking estimate of GAAP net income / loss because projected GAAP net income / loss for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable or dependent on future events which may be uncertain or outside of Kodak’s control, such as asset impairments, foreign exchange gains / losses, unanticipated non-recurring items not reflective of ongoing operations, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, Kodak does not have information available to provide a quantitative reconciliation of full-year 2016 projected net income / loss to an Operational EBITDA projection.

The following table reconciles Operational EBITDA on a constant currency basis excluding Consumer Inkjet business Operational EBITDA before Corporate Costs, Operational EBITDA on a constant currency basis and Operational EBITDA to the most directly comparable GAAP measure of Net Income (Loss) Attributable to Eastman Kodak Company for the three months ended September 30, 2016, and 2015, respectively:

(in millions)
	Q3 2016	Q3 2015	$ Change	% Change
Operational EBITDA on a constant currency basis excluding Consumer Inkjet Operational EBITDA before Corporate Costs	$33	$36	$(3)	-8%
Consumer Inkjet Operational EBITDA before Corporate Costs	5	11	(6)	-55%
Operational EBITDA on a constant currency basis	38	47	(9)	-19%
Impact of foreign exchange (1)	(3)
Operational EBITDA	$35	$47	$(12)	-26%
All Other (2)	(3)	1	(4)	-400%
Corporate components of pension and OPEB income (3)	40	34	6	18%
Depreciation and amortization	(25)	(33)	8	-24%
Restructuring costs and other (4)	(1)	(6)	5	-83%
Overhead supporting, but not directly absorbed by discontinued operations (5)	(4)	(5)	1	-20%
Stock-based compensation	(3)	(5)	2	-40%
Consulting and other costs (6)	(1)	(5)	4	-80%
Manufacturing costs originally planned to be absorbed by silver metal mesh touch screen production (7)	(1)	-	(1)	n/a
Other operating income (expense), net excluding gain related to UniPixel termination (8)	6	(1)	7	-700%
Interest expense (9)	(16)	(16)	-	0%
Other charges, net (9)	(1)	(3)	2	-67%
Income from continuing operations before income taxes	26	8	18	225%
Provision for income taxes (9)	4	14	(10)	-71%
Income (loss) from continuing operations	22	(6)	28	-467%
Loss from discontinued operations, net of income taxes (9)	(10)	(15)	5	-33%
Net income (loss)	12	(21)	33	-157%
Less: Net (loss) income attributable to noncontrolling interests (9)	(4)	1	(5)	-500%
Net Income (Loss) Attributable to Eastman Kodak Company (GAAP basis)	$16	$(22)	$38	-173%

The following table reconciles the decline in PROSPER EBITDA to the most directly comparable GAAP measure of Loss from discontinued operations, net of income taxes for the three months ended September 30, 2016, and 2015, respectively:

(in millions)
	Q3 2016	Q3 2015	$ Change	% Change
PROSPER EBITDA	$(9)	$(3)	$(6)	200%
Depreciation and amortization	-	(3)	3	-100%
Provision for income taxes	(1)	(1)	-	0%
PROSPER loss from discontinued operations, net of income taxes	(10)	(7)	(3)	43%
Loss from other discontinued operations	-	(8)	8	-100%
Loss from discontinued operations, net of income taxes (GAAP basis)	$(10)	$(15)	$5	-33%

The following tables reconcile Operational EBITDA before Corporate Cost for each Division to the most directly comparable GAAP measure of Operational EBITDA (Segment Measure) for the three months ended September 30, 2016, and 2015, respectively:

(in millions)	For the Three Months Ended September 30, 2016

	Print Systems	Enterprise Inkjet Systems	Micro 3D Printing and Packaging	Software and Solutions	Consumer and Film	Intellectual Property Solutions	Eastman Business Park	Total
Operational EBITDA Before Corporate Costs	$39	$5	$6	$3	$3	$(3)	$1	$54
Corporate Costs	12	1	2	2	2	-	-	19
Operational EBITDA (Segment Measure)	$27	$4	$4	$1	$1	$(3)	$1	$35

(in millions)	For the Three Months Ended September 30, 2015

	Print Systems	Enterprise Inkjet Systems	Micro 3D Printing and Packaging	Software and Solutions	Consumer and Film	Intellectual Property Solutions	Eastman Business Park	Total
Operational EBITDA Before Corporate Costs	$41	$3	$7	$4	$14	$(4)	$1	$66
Corporate Costs	12	1	1	2	2	-	1	19
Operational EBITDA (Segment Measure)	$29	$2	$6	$2	$12	$(4)	$-	$47

Footnote Explanations:

(1)	The impact of foreign exchange represents the foreign exchange impact using average foreign exchange rates for three months ended September 30, 2015, rather than the actual exchange rates in effect for the three months ended September 30, 2016.
(2)	RED utilities variable interest entity (interest and depreciation of RED are included in Depreciation and amortization in the table).
(3)	Composed of interest cost, expected return on plan assets, amortization of actuarial gains and losses and curtailments and settlement components of pension and other postretirement benefit expenses.
(4)	Restructuring costs and other as reported in the Consolidated Statement of Operations.
(5)	Primarily consists of costs for shared resources allocated to the Prosper Enterprise Inkjet business discontinued operation in the prior-year periods which are now included in the results of continuing operations and an estimate of costs for shared resources which would have been allocated to the Prosper Enterprise Inkjet business discontinued operation in the current-year period had the business remained in continuing operations.
(6)	Consulting and other costs are professional services and other costs associated with certain corporate strategic initiatives.
(7)	Consists of manufacturing costs originally planned to be absorbed by silver metal mesh touch screen production that are now excluded from the measure of segment profit and loss.
(8)	In the third quarter of 2015, a $3 million gain was recognized related to assets that were acquired for no monetary consideration as a part of the termination of the relationship with UniPixel. The gain was reported in Other operating income (expense), net in Consolidated Statement of Operations. Other operating income (expense), net is typically excluded from the segment measure. However, this particular gain was included in the Micro 3D Printing and Packaging segment’s earnings for the third quarter of 2015.
(9)	As reported in the Consolidated Statement of Operations.

B. FINANCIAL STATEMENTS

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(in millions)

	Three Months Ended
	September 30,
	2016	2015
Revenues
Sales	$309	$342
Services	71	83
Total revenues	380	425
Cost of revenues
Sales	244	275
Services	44	56
Total cost of revenues	288	331
Gross profit	92	94
Selling, general and administrative expenses	43	52
Research and development costs	11	11
Restructuring costs and other	1	6
Other operating income, net	(6)	(2)
Income from continuing operations before interest expense,	43	27
other charges, net, and income taxes
Interest expense	16	16
Other charges, net	1	3
Income from continuing operations before income taxes	26	8
Provision for income taxes	4	14
Income (loss) from continuing operations	22	(6)
Loss from discontinued operations, net of income taxes	(10)	(15)
Net earnings (loss)	12	(21)
Less: Net (loss) income attributable to noncontrolling interests	(4)	1
NET EARNINGS (LOSS) ATTRIBUTABLE TO EASTMAN KODAK	$16	$(22)
COMPANY

The notes accompanying the Company’s third quarter 2016 Form 10-Q are an integral part of these consolidated financial statements.

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION (Unaudited)

(in millions)	September 30,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$489	$546
Receivables, net	303	350
Inventories, net	280	263
Deferred income taxes	-	22
Other current assets	22	25
Current assets held for sale	143	72
Total current assets	1,237	1,278
Property, plant and equipment, net of accumulated depreciation of $365 and $314, respectively	361	394
Goodwill	88	88
Intangible assets	88	119
Restricted cash	37	43
Deferred income taxes	38	23
Other long-term assets	132	122
Long-term assets held for sale	-	71
TOTAL ASSETS	$1,981	$2,138
LIABILITIES AND EQUITY
Accounts payable, trade	$175	$186
Current portion of long-term debt	8	6
Other current liabilities	205	245
Current liabilities held for sale	35	22
Total current liabilities	423	459
Long-term debt, net of current portion	664	679
Pension and other postretirement liabilities	662	619
Other long-term liabilities	255	271
Long-term liabilities held for sale	-	7
Total Liabilities	2,004	2,035
Commitments and Contingencies (Note 6)
Equity (Deficit)
Common stock, $0.01 par value	-	-
Additional paid in capital	641	633
Treasury stock, at cost	(7)	(5)
Accumulated deficit	(278)	(283)
Accumulated other comprehensive loss	(406)	(267)
Total Eastman Kodak Company shareholders’ (deficit) equity	(50)	78
Noncontrolling interests	27	25
Total (deficit) equity	(23)	103
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$1,981	$2,138

The notes accompanying the Company’s third quarter 2016 Form 10-Q are an integral part of these consolidated financial statements.

CONTACT:
Kodak
Media:
Louise Kehoe, +1 585-802-1343
louise.kehoe@kodak.com
or
Investors:
Bill Love, +1 585-724-4053
shareholderservices@kodak.com